Exhibit (g)(26)

Execution Copy

FIRST AMENDMENT TO AMENDED AND RESTATED CUSTODIAN CONTRACT

This Amendment is made this 26th day of May 2017, between Janus Investment Fund, a business trust organized and existing under the laws of Massachusetts, having its principal place of business at 151 Detroit Street, Denver, Colorado 80206-9916, hereinafter called the “Fund”, and State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at One Lincoln Street, Boston, Massachusetts, 02111, hereinafter called the “Custodian.”

WITNESSETH:

WHEREAS, the Fund and the Custodian are parties to an Amended and Restated Custodian Contract dated August 1, 2005 (the “Contract”);

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (the “Portfolios”);

WHEREAS, the Portfolios may invest in the securities of investment companies, the interest of which is represented by uncertificated shares (the “Underlying Shares”);

WHEREAS, the parties desire to amend the Contract to set out the Custodian’s obligations with respect to Underlying Shares.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	The first paragraph of Section 1 of the Contract shall be deleted in its entirety and replaced with the following:

The Fund hereby employs the Custodian as the custodian of its assets, including securities it desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”) and all cash or cash equivalents incidental thereto, pursuant to the provisions of the Declaration of Trust. The Fund agrees to deliver to the Custodian all foreign securities and domestic securities and cash owned by it from time to time, all payments of income, payments of principal or capital distributions received by it with respect to all foreign and domestic securities owned by the Fund from time to time, and the cash consideration received by the Fund for such new or treasury shares of capital stock as it may issue or sell from time to time. The Custodian shall not be responsible for any property of the Fund held or received by the Fund and not delivered to the Custodian or which is delivered in accordance with “Proper Instructions” (within the meaning of Section 6). With respect to uncertificated shares (the “Underlying Shares”) of “investment companies”, the book- entry identification of those Underlying Shares belonging to a Portfolio on the records of the Custodian will be deemed custody for purposes hereof.

2.	Section 2.1 of the Contract shall be deleted in its entirety and replaced with the following:

2.1 Holding Securities. The Custodian shall hold and physically segregate for the account of each Portfolio all non-cash property to be held by it in the United States including all domestic securities owned by such Portfolio, other than (a) securities which are maintained pursuant to Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury, collectively referred to herein as “Securities System” and (b) Underlying Shares owned by a Portfolio which are maintained pursuant to Section 2.11 hereof in an account with State Street Bank and Trust or such other entity which may from time to time be appointed by the Fund to act as transfer agent for the Underlying Portfolios (the “Underlying Transfer Agent”) and with respect to which the Custodian is provided with Proper Instructions.

3.	The introductory paragraph of Section 2.2 is hereby deleted in its entirety and replaced with the following:

The Custodian shall release and deliver domestic securities owned by a Portfolio held by the Custodian or in a Securities System account of the Custodian or in an account at the Underlying Transfer Agent, only up on receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

4.	A new Section 2.2.14.5 is hereby added to the Contract following Section 2.2.14 as follows:

15.) In the case of a sale processed through the Underlying Transfer Agent of Underlying Shares, in accordance with Section 2.11 hereof;

5.	Section 2.7 1.) of the Contract shall be deleted in its entirety and replaced with the following:

1.)

Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Portfolio but only (a) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act, as amended, to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Portfolio or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in Section 2.10 hereof; (c) in the case of a purchase of Underlying Shares, in accordance with the conditions set forth in Section 2.11; (d) in the case of repurchase agreements entered into between the Fund on behalf of the Portfolio and the Custodian, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities

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either in certificate form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Portfolio of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Portfolio; or (e) for transfer to a time deposit account of the Fund in any bank, whether domestic or foreign; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank pursuant to Proper Instructions from the Fund as defined in Article 6;

6.	Section 2.8 of the Contract shall be deleted in its entirety and replaced with the following:

2.8 Liability for Payment in Advance of Receipt of Securities Purchased. Except as specifically stated otherwise in Section 2.7 (1) (d) with respect to repurchase agreements, Section 2.10 (3) with respect to purchases of securities in a Securities System, Section 2.11 with respect to purchases of Underlying Shares, in any and every case where payment for purchase of domestic securities for the account of a Portfolio is made by the Custodian in advance of receipt of the securities purchased in the absence of specific written instructions from the Fund on behalf of such Portfolio to so pay in advance, the Custodian shall be absolutely liable to the Fund for such securities to the same extent as if the securities had been received by the Custodian.

7.	Section 2.9 of the Contract shall be deleted in its entirety and replaced with the following:

2.9 Appointment of Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company which is itself qualified under the Investment Company Act of 1940, as amended, to act as a custodian, as its agent to carry out such of the provisions of this Article 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder. No Underlying Transfer Agent acting as such shall be deemed an agent or sub-custodian of the Custodian for the purposes of this Section 2.9 or any other provision of this Contract.

8.	Section 2.11 of the Contract shall be deleted in its entirety and replaced with the following:

2.11 Deposit of Fund Assets with the Underlying Transfer Agent. Underlying Shares beneficially owned by the Fund, on behalf of a Portfolio, shall be deposited and/or maintained in an account or accounts maintained with the Underlying Transfer Agent. The Underlying Transfer Agent shall be deemed to be acting as if it is a securities depository for purposes of Rule 17f-4 under the Investment Company Act of 1940. Each Fund hereby directs the Custodian to deposit and/or maintain such securities with the Underlying Transfer Agent. The Custodian’s only responsibilities with respect to Underlying Shares deposited with the Underlying Transfer Agent shall be limited to the following:

(a)	Receive confirmation or a statement from the Underlying Transfer Agent, that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or nominee of the Custodian) for the benefit of a Portfolio, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of such Portfolio.

(b)

In respect of the purchase of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall pay out monies of such Portfolio as so directed, and record such payment from the account of such Portfolio on the Custodian’s books and records.

(c)

In respect of the sale or redemption of Underlying Shares for the account of a Portfolio, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of such Portfolio on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of such Portfolio on the Custodian’s books and records. The Custodian, or its agent, shall send the Fund copies of purchase and sale confirmations received from the Underlying Transfer Agent, as the Fund may reasonably request from time to time.

(d)	The Custodian shall send to the Fund reports on its system of internal accounting control as the Fund may reasonably request from time to time.

The Custodian shall not be liable to the Fund for any loss or damage to the Fund or any Portfolio resulting from the maintenance of Underlying Shares with an Underlying Transfer Agent except for losses resulting directly from the fraud, negligence or willful misconduct of the Custodian or any of its agents or of any of its or their employees.

9.	Section 9 of the Contract shall be amended to include the following as a second paragraph:

The Fund acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares of a fund held by it on behalf of a Portfolio and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Contract, including without limitation, the duties set forth in this Section 9 and in Section 10 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent and the applicable Portfolio.

10.	Section 16 of the Contract shall be deleted in its entirety and replaced with the following:

If a successor custodian for any Portfolio shall be appointed by the Board of Trustees of the Fund, the Custodian shall, upon termination, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities of each applicable Portfolio then held by it hereunder and shall transfer to an account of the successor custodian all

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of the securities of each such Portfolio held in a Securities System or at the Underlying Transfer Agent.

If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of a certified copy of a vote of the Board of Trustees of the Fund, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such vote.

In the event that no written order designating a successor custodian or certified copy of a vote of the Board of Trustees shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian on behalf of each applicable Portfolio and all instruments held by the Custodian relative thereto and all other property held by it under this Contract on behalf of each applicable Portfolio and to transfer to an account of such successor custodian all of the securities of each such Portfolio held in any Securities System or at the Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing the failure of the Fund to procure the certified copy of the vote referred to or of the Board of Trustees to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect.

Except as specifically amended hereby, all other terms and conditions of the Contract shall remain in full force and effect.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the date first above written.

JANUS INVESTMENT FUND		Fund signature attested to by:

By:	/s/ Kathryn Santoro	By:	/s/ Mary Clarke-Pearson

Name:	Kathryn Santoro	Name:	Mary Clarke-Pearson

Title:	Vice President, Chief Legal Counsel	Title:	Assistant Secretary of Janus

and Secretary	Investment Funds

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson

Name:	Andrew Erickson

Title:	Executive Vice President